EXHIBIT 21.1

SUBSIDIARIES OF PARK ELECTROCHEMICAL CORP.

The following table lists all Park's directly and indirectly owned subsidiaries and the jurisdiction in which each such subsidiary is organized.

Name	Jurisdiction of Incorporation

Grand Rapids Die Casting Corp.	Michigan
Metclad International Corp.	Delaware
Nelco Products, Inc.	Delaware
Nelco Products Pte. Ltd.	Singapore
Nelco Technology, Inc.	Delaware
Nelco Technology (Zhuhai FTZ) Ltd.	China
Neltec, Inc.	Delaware
Neltec Europe SAS	France
Neltec SA	France
Neluk, Inc.	Delaware
New England Laminates Co., Inc.	New York
New England Laminates (U.K.) Ltd.	England
Papa Echo Aircraft Corp.	Delaware
Park Advanced Composite Materials, Inc.	Connecticut
Park Advanced Product Development Corp.	Delaware
Park Aerospace Structures Corp.	Washington
Park Aircraft Technologies Corp.	Kansas
ParkNelco SNC	France
Park Sales Corp.	Delaware
Technocharge Limited	England
Tin City Aircraft Works, Inc.	Kansas
Zin-Plas Corporation	Michigan
Zin-Plas Marketing and Business Development Corporation	Michigan

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